Exhibit 10.60

[Execution Version]

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), is made effective as of the 1st day of February 2015 (the “Effective Date”) by and among Matthew K. Maruca (the “Executive”), Northstar Healthcare Acquisitions, L.L.C., a Delaware limited liability company (the “Company”), and Nobilis Health Corp., a corporation incorporated under the laws of British Columbia (the “Issuer”).

WHEREAS, the Company wishes to employ the Executive upon the terms and conditions hereinafter set forth, and the Executive is willing and able to accept such employment on such terms and conditions.

AND WHEREAS, the Company is an indirect subsidiary of the Issuer.

AND WHEREAS, the Issuer wishes for the Executive to serve as an Executive of the Issuer for no additional compensation upon the terms and conditions hereinafter set forth, and the Executive is willing and able to serve in such capacity on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual premises set forth below, the Company, the Issuer and the Executive agree as follows:

1.	Employment Duties. The Company hereby engages the Executive, and the Executive accepts engage, as General Counsel, subject to the direction and control of the Board of Managers of the Company (the “Board”) and the Board of Directors of the Issuer (the “Issuer Board”). The Executive will report to the Company’s President and, with respect to any matters relating to senior executives, Executive shall report to the Board and Issuer Board. During the employment period, the Executive shall have such duties, responsibilities and authority with the Company and its subsidiaries and affiliates that are consistent with such position and are assigned by the Board and the Issuer Board, as applicable. Executive shall devote substantially all of his business time and effort to the Company and Issuer, but is permitted to engage in other business or legal matters, so long as any of such activities do conflict with the Company’s business and do not interfere with the performance of the Executive’s responsibilities pursuant to this Agreement.

2.	Term. The Executive’s engagement as General Counsel commenced on October 15, 2014 and Executive’s full time employment shall commence on February 1, 2015 and, unless earlier terminated as provided herein, shall continue until the date that is three (3) years from the Effective Date. This Agreement shall automatically renew for additional one (1) year terms unless written notice is provided by either the Executive or the Company at least 30 days prior to the expiration of any term hereunder.

3.	Place of Employment.

The Executive’s place of employment will be the Company’s office located in Houston, Texas.

4.	Compensation and Benefits.

(a)	Base Salary. The Company will pay the Executive a salary of $225,000.00 per annum (“Base Salary”) payable in accordance with the Company’s normal payroll practices. Said Base Salary shall increase to $240,000.00 in year two of the Term and $250,000.00 in year three of the Term.

(b)	STIP. The Executive will be eligible to participate in the Company’s short-term incentive plan for senior management (the “STIP”). The Executive’s target annual bonus under the STIP shall be 40% of his Base Salary, as determined by the Compensation, Nominating and Corporate Governance Committee of the Issuer Board (the “Compensation Committee”) in its sole discretion.

(c)	Stock Options. As additional compensation the Executive will participate in the Company’s Stock Option Plan. The Company will issue to Executive, pursuant to the terms of the Issuer’s Stock Option Plan, 175,000 stock options (the “Options”). Such Options shall immediately vested upon issuance. The strike price for the Options will be the lowest price permissible pursuant to both the Company’s Stock Option plan, as amended from time to time, and the rules of any stock exchange upon which the Issuer’s Common Shares are traded. Additional options may be issued in years two and three of the Term at the discretion of the Compensation Committee.

(d)	Benefits. During the Term, the Executive shall be immediately entitled to participate in all benefit plans and programs generally made available by the Company to its senior executives. The Executive shall also be entitled to all fringe benefits and vacations for which his position makes him eligible in accordance with the Company’s usual policies and the terms and provisions of such plans, policies or arrangements. Executive shall also immediately be eligible to participate in the Company’s executive retirement plan. During the Term, the Company shall pay the Executive’s reasonable health insurance premium expenses for any time period during which the Executive is not covered by the Company’s benefit plan (e.g., during a “waiting period”), including, without limitation, the Executive’s COBRA payments for health insurance continuation.

(e)	Expenses. The Company shall pay or reimburse the Executive for ordinary and necessary business expenses incurred by him in the performance of his duties as an employee of the Company in accordance with the Company’s usual policies for expenses.

(f)	Vacation. The Executive will take paid vacation time in amounts subject to his sole discretion. Executive will not be paid for any unused vacation time.

5.	Termination of Employment. The Executive’s employment may be terminated as follows:

(a)	By the Executive Without Good Reason. The Executive shall have the right to terminate the Executive’s employment at any time during the Term upon Thirty (30) days prior written notice, and upon such termination, the Executive shall have the right to receive any earned but unpaid Base Salary through the date of termination, accrued but unused vacation time and any expenses incurred but unreimbursed at the date of termination (the “Termination Benefits”), all of which shall be paid in cash either, at the discretion of the Issuer Board, within thirty (30) days following such termination date or over the course of the 30-day notice period in accordance with the Company’s standard payroll practices.

(b)	By the Executive for Good Reason. The Executive may terminate his employment hereunder during the Term for Good Reason by providing written notice to the Board and the Issuer Board within 15 days following the occurrence of any of the events specified below. Such notice shall specify the circumstances relating thereto and, unless the Company or the Issuer, as applicable, cures the defect within 15 days after receipt of such notice, the Executive’s employment shall terminate immediately on the day following such cure period. For purposes of this Section 5, “Good Reason” shall mean any of the following:

(i)	the Executive’s assignment of title, duties or responsibilities that are inconsistent in any material respect with the scope of the title, duties or responsibilities as set forth in this Agreement, including without limitation, a change in title other than Chief Legal Officer, or any circumstance where Executive ceases to be the highest ranking legal officer of Company or Issuer or any parent company, successor, acquirer, or joint-venture partner thereof;

(ii)	the Executive’s authority, duties or responsibilities are reduced in any way, regardless of whether such reduction is approved by Board or Issuer Board;

(iii)	the failure of the Company or the Issuer to perform substantially any material term or provision of this Agreement required to be performed by it;

(iv)	the Executive’s principal office is relocated more than twenty (20) miles from the location at which the Executive was based immediately prior to the relocation;

(v)	the Executive’s Base Salary is reduced, other than in connection with an across-the-board reduction of compensation for executives in response to adverse financial circumstances; or

(vi)	in the event that there is a Change in Control of the Issuer

A “Change in Control” is defined as a change in the ownership of the economic and voting power of the Issuer’s securities or a change in Issuer’s executives as follows, (1) a person or more than one person acquires in a single transaction or a series of related transactions (a) more than 50% of the total economic and voting power of the Issuer’s securities; (b) 30% or more of the total voting power of the Issuer’s securities or a majority of the members of the Issuer Board is replaced during any 12-month period, and the appointment or election of such new members is not endorsed by a majority of the members of the Issuer Board before the date of the appointment or election; or (c) assets owned directly or indirectly by the Issuer representing a total gross fair market value of 40% of the total gross fair market value of all assets owned, directly or indirectly, by the Issuer immediately before such acquisition; or notwithstanding the previous provisions of this definition, (2) a change of a majority of the executives holding the offices of Issuer’s CEO, President, CFO, and COO occurring within six months of the closing of an acquisition or joint venture in which Issuer is, directly or indirectly, a party.

(c)	By the Company Without Cause. The Company shall have the right to terminate the Executive’s employment at any time during the Term without Cause (as defined below), by providing 30-days written notice to the Executive specifying the effective date of termination (which may be forthwith).

(d)	Severance Pay on a Termination Without Cause or for Good Reason. Subject to Section 2, if the Company terminates the Executive during the Term without Cause or the Executive terminates his employment during the Term for Good Reason, the Executive shall be entitled to a payment equal to one year’s Base Salary, which shall be paid within thirty (30) days following such termination date or over the course of the 30-day notice period in accordance with the Company’s standard payroll practices.

(i)	Section 409A Compliance. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(l)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In the event of any violation of Section 409A, the Parties agree to reform the procedure of payment of Severance in order to bring the severance payment to Executive in compliance.

(e)	For Cause. Either the Issuer or the Company may terminate this Agreement during the Term at any time for Cause, effective immediately upon written notice to the Executive, in which event the Executive shall be entitled to payment of the Termination Benefits and neither the Issuer nor the Company shall have any further obligation to him. For purposes of this Agreement, “Cause” shall include any of the following:

(i)	the Executive’s continued failure, whether wilful or not, to perform substantially all of his duties hereunder (other than as a result of being Disabled);

(ii)	the Executive’s dishonesty (specifically excluding careless errors or good faith misinterpretations);

(iii)	the Executive’s conviction of, or entering a plea of nolo contendere to, a crime that constitutes a felony under the federal, provincial or state laws of Canada or the United States (other than a traffic violation);

(iv)	the Executive’s gross negligence, or any wilful act or wilful omission on the Executive’s part which is directly and materially injurious to the financial condition of the Issuer; or

(v)	the Executive’s failure or refusal to comply with a lawful written directive from the Board or the Issuer Board.

(vi)	the Executive’s breach of Section 6 or 7 of this Agreement.

With regard to Sections S(e)(i), (v), or (vi), the Issuer or the Company may terminate Executive’s employment hereunder during the Term for Cause by providing written notice to the Executive within thirty (30) days following the occurrence of any of the events specified therein. Such notice shall specify the circumstances relating thereto and, unless the Executive cures the defect within thirty (30) days after receipt of such notice, the Executive’s employment shall terminate ten (10) days after such cure period. Upon such termination For Cause, the Executive shall have the right to receive Termination Benefits, as defined above, all of which shall be paid in cash either, at the discretion of the Issuer Board, within thirty (30) days following such termination date or over the course of the 30-day notice period in accordance with the Company’s standard payroll practices.

(f) Arbitration of Disputes. The Parties agree that any dispute or controversy arising out of, relating to, or concerning Executive’s employment, shall be exclusively settled by final and binding arbitration to be held in Dallas, Texas, to be administered by the American Arbitration Association (AAA) pursuant to its Labor, Employment, and Election rules in effect at the time any claim is filed. The Arbitrator may grant injunctions or other equitable relief in such dispute or controversy, as necessary. The appointed arbitrator must conduct final hearing on any dispute no later than five (5) months and issue its decision no later than six (6) months after either party files the arbitration demand. The decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Corporation and Executive shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay his/its own counsel fees and expenses. This arbitration clause constitutes a waiver of either party’s right to a jury trial for all disputes relating to the classification of termination of Executive.

6.	Protection of Confidential Information; Non-Competition.

(a)	Acknowledgment. The Executive agrees and acknowledges that, in the course of rendering services to the Company and its clients and customers, he has acquired and will acquire access to and become acquainted with confidential information about the professional, business and financial affairs of the Company, its subsidiaries and affiliates (including the Issuer) that is non-public, confidential or proprietary in nature. The Executive acknowledges that the Company is engaged in a highly competitive business and that the success of the Company and the Issuer in the marketplace depends upon their good will and reputation for quality and dependability. The Executive agrees and acknowledges that reasonable limits on his ability to engage in activities competitive with the Company are warranted to protect their substantial investment in developing and maintaining its status in the marketplace, reputation and good will. The Executive recognizes that in order to guard the legitimate interests of the Company and the Issuer, it is necessary for them to protect all confidential information. The Executive further agrees that his obligations under Sections 6(b) and 6(c) shall be absolute and unconditional.

(b)

Confidential Information. During the Term and at all times following the Executive’s termination of employment, the Executive shall keep secret all non-public information, matters and materials of the Company (including subsidiaries or affiliates (including the Issuer)), including, without limitation, know-how, trade secrets, customer lists, pricing policies, operational methods, any information relating to the Company’s (including any subsidiaries or affiliates (including the Issuer)) products, processes, customers and services and other business and financial affairs of the Company and the Issuer (collectively, the “Confidential Information”), to which the Executive has had or may have access and shall not use or disclose such Confidential Information to any person other than: (i) the Company, its authorized employees and such other persons to whom the Executive has been instructed to make disclosure by the Issuer Board, in each case only to the extent required in the course of the Executive’s employment with the Company or as otherwise expressly required in connection with court process; (ii) as may be required by law (in which case the Executive will provide the Company with prompt notice so that it may seek a protective order or other appropriate remedy); or (iii) to the Executive’s personal advisers for purposes of enforcing or interpreting this Agreement, or to a court for the purpose of enforcing or interpreting this Agreement, and who in each case have been informed as to the confidential nature of such Information and, as to advisers, their obligation to keep such Information confidential. “Confidential Information” shall not include any information which is in the public domain during the Executive’s employment, provided such information is not in the public domain as a consequence of his disclosure in violation of this Agreement. Upon termination of the Executive’s employment for any reason, he shall deliver to the Company all documents, papers and records (including, but not limited to, electronic media) in his possession or subject to his control that (x) belong to the Issuer or the Company or (y) contain or reflect any information concerning the Company, its subsidiaries or affiliates (including the Issuer).

(c)	Non-Competition. In consideration of the obligations of the Company and the Issuer hereunder, the Executive shall not, during the Term and for 6 months thereafter, serve as in house legal counsel to an entity engaged in the business of owning or operating outpatient surgery centers or hospitals that are located within a 10 mile radius of the Issuer’s corporate offices at 4120 Southwest Freeway, Houston TX 77027.

(d)	Non-Solicitation. In consideration of the obligations of the Company and the Issuer hereunder, the Executive shall not, in any capacity, whether for his own account or for any other person or organization, directly or indirectly, with or without compensation:

(i)	during the Term and for a period ending twelve (12) months following his termination of employment, solicit, retain, hire, offer to hire, entice away or in any manner persuade or attempt to persuade any officer, employee or agent of the Company, the Issuer (including any subsidiaries or affiliates thereof, including, without limitation, any physician limited partner or contract physician employed by or working at any of the ambulatory surgery centres owned (directly or indirectly) or managed by the Company) to discontinue his or her relationship with the Company, the Issuer or such subsidiaries or affiliates; or

(ii)	during the Term and for a period ending twelve (12) months following his termination of employment, solicit, divert or appropriate any customers, clients, vendors or distributors of the Company (including any subsidiaries or affiliates thereof).

(e)	Modification. The parties agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 6 are fair, reasonable and necessary in order to protect the good will and other legitimate interests of the Company, that adequate consideration has been received by the Executive for such obligations, and that these obligations do not prevent the Executive from earning a livelihood. If, however, for any reason any court of competent jurisdiction determines that the restrictions in this Section 6 are not reasonable, that consideration is inadequate or that the Executive has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 6 as will render such restrictions valid and enforceable.

(f)	Remedies for Breach. The Company, the Issuer, and the Executive agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein. The Executive acknowledges that the Company and the Issuer will suffer irreparable harm as a result of a breach of such restrictive covenants by the Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened breach by the Executive of any provision of this Agreement, the Company and the Issuer shall, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including, without limitation, specific performance, injunctive relief, a temporary restraining order, and/ or a permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain a breach of Sections 6(b) and 6(c), without the necessity of proving damages, posting a bond or other security, and to recover any and all costs and expenses, including reasonable counsel fees, incurred in enforcing this Agreement against the Executive, and the Executive hereby consents to the entry of such relief against him and agrees not to contest such entry. Such relief shall be in addition to and not in substitution of any other remedies available to the Company. The existence of any claim or cause of action of the Executive against the Company or the Issuer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or the Issuer of said covenants. The Executive shall not defend on the basis that there is an adequate remedy at law.

7.

Intellectual Property. All copyrights, trademarks, trade names, servicemarks, and other intangible or intellectual property rights that may be invented, conceived, developed or enhanced by the Executive during the Term that relate to the business or operations of the Company or any subsidiary or affiliate thereof (including the Issuer) or that result from any work performed by the Executive for the Company or any such subsidiary or affiliate shall be the sole property of the Company or such subsidiary or affiliate, as the case may be, and the Executive hereby waives any right or interest that he may otherwise have in respect thereof. Upon the reasonable request of the Company or the Issuer, the Executive shall execute, acknowledge and deliver any instrument or document reasonably necessary or appropriate to give effect to this Section 7 and, at the Company’s cost, do all other acts and things reasonably necessary to enable the Company or such subsidiary or affiliate, as the case may be, to exploit the same or to obtain patents or similar protection with respect thereto.

8.	Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

(a)	For notices and communications to the Company and the Issuer:

Northstar Healthcare Acquisitions, L.L.C.

4120 Southwest Freeway, Suite 150

Houston, Texas 77027

Attn: Harry Fleming, President Fax:

281-840-5157

E-mail: hfleming@northstar-healthcare.com

(b)	For notices and communications to the Executive, to the address or facsimile set forth below his signature hereto. Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

9.	General

(a)	Governing Law. This Agreement shall be governed by the laws of the State of Texas, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Texas, or if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of Texas.

(b)	Amendment: Waiver. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by both of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(c)	Successors and Assigns. This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company and the Issuer or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him. This Agreement shall also be binding upon and inure to the benefit of the Company, the Issuer and their respective subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to its assets or business.

(d)	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

(e)	Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto.

(f)	Deductions and Withholding. The Executive acknowledges and agrees that the Company shall be entitled to withhold from the compensation payable hereunder, including the Base Salary and any bonus, all federal, state, local or other taxes which the Company determines are required to be withheld on amounts payable to the Executive pursuant to this Agreement or otherwise.

(g)	Representation. The Executive hereby acknowledges that he has been represented by an attorney of his choice in negotiating this Agreement (or has chosen not to be so represented) and that counsel for the Company and the Issuer has not advised or represented him in any way in this matter.

(h)	Severability. The invalidity of one or more of the words, phrases, sentences, clauses or sections contained herein shall not affect the enforceability of the remaining portions of this Agreement, or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event any one of the words, phrases, sentences, clauses or sections in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word(s), phrase(s), sentence(s), clause(s) or section(s) had not been inserted.

(i)	Section Headings. The section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Northstar Healthcare Acquisitions, LLC

By:	/s/ Harry Fleming
Name:	Harry Fleming
Title:	President

Nobilis Health Corp.

	By:	/s/ Harry Fleming

	Name:	Harry Fleming
	Title:	President

Executive

	By:	/s/ Matthew Maruca

	Name:	Matthew Maruca

[Execution Version]

SCHEDULE “A”

Existing Board/Committee Commitments

NONE